Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 110 to Registration Statement No. 33-4959 on Form N-1A of our report dated December 22, 2017, relating to the financial statements and financial highlights of Alger International Focus Fund (formerly Alger International Growth Fund), a series of The Alger Funds (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2017. We also consent to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

August 14, 2018